                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE TO


                             ____________________

          TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E) (1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                             ____________________

                       eGAIN COMMUNICATIONS CORPORATION
                      (Name of Subject Company (Issuer))
                             ____________________

                       eGAIN COMMUNICATIONS CORPORATION
                       (Name of Filing Person (Offeror))

          Options to Purchase Common Stock, Par Value $.001 Per Share
                        (Title of Class of Securities)
                             ____________________

                                   28225C103
                     (CUSIP Number of Class of Securities)
                           (Underlying Common Stock)
                             ____________________

                                 ASHUTOSH ROY
                            Chief Executive Officer
                       eGain Communications Corporation
                              455 W. Maude Avenue
                              Sunnyvale, CA 94086
                                (408) 212-3400
  (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                                   Copy To:

                           STANLEY F. PIERSON, ESQ.
                            Pillsbury Winthrop LLP
                              2550 Hanover Street
                              Palo Alto, CA 94304
                                (650) 233-4500


                           CALCULATION OF FILING FEE

         -------------------------------------------------------------------
               Transaction valuation*                 Amount of filing fee
         -------------------------------------------------------------------
                    $6,994,967                              $1,399
         -------------------------------------------------------------------

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase shares of common stock of eGain Communications Corporation having a weighted average exercise price of $11.94 as of May 23, 2001 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      Amount Previously Paid:    Not applicable.

      Form or Registration No.:  Not applicable.

      Filing Party:              Not applicable.

      Date Filed:                Not applicable.


[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

      [_] third party tender offer subject to Rule 14d-1.

      [X] issuer tender offer subject to Rule 13e-4.

      [_] going-private transaction subject to Rule 13e-3.

      [_] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

ITEM 1. Summary Term Sheet

        The information set forth under "Summary Term Sheet" in the Offer to Exchange, dated May 24, 2001 (the "Offer to Exchange"), attached hereto as Exhibit (a)(1), is incorporated herein by reference.

ITEM 2. Subject Company Information.

        (a) The name of the issuer is eGain Communications Corporation, a Delaware corporation ("eGain" or the "Company"), and the address of its principal executive offices is 455 W. Maude Avenue, Sunnyvale, California 94086. The Company's phone number is (408) 212-3400. The information set forth in
Section 9 of the Offer to Exchange is incorporated herein by reference.

        (b) This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange all options outstanding under the eGain Communications Corporation Amended and Restated 1998 Stock Option Plan (the "1998 Plan"), the eGain Communications Corporation 2000 Non-Management Stock Option Plan (the "2000 Plan"), the Social Science, Inc. 1997 Stock Option Plan, the Big Science Company 1999 Stock Incentive Plan, the Amended and Restated Inference Corporation 1993 Stock Option Plan, the Inference Corporation 1998 Non-Management Stock Option Plan, the Inference Corporation 1998 New Hire Stock Option Plan and the Inference Corporation Fourth Amended and Restated Incentive Stock Option Plan and Nonqualified Stock Option Plan, to purchase shares of the Company's common stock, par value $.001 per share (the "Common Stock"), having an exercise price per share greater than $4.00, granted to employees of eGain, for new options (the "New Options") to purchase shares of Common Stock to be granted under the 1998 Plan (or in the case of options issued under the 2000 Plan, the new options granted in exchange for such options will be under the 2000 Plan), upon the terms and subject to the conditions described in the Offer to Exchange and the related Election Form (the "Election Form" and, together with the Offer to Exchange, as they may be amended from time to time, the "Offer"), attached hereto as Exhibits (a)(1) and (a)(2), respectively. The number of shares of Common Stock subject to the New Options will be equal to the number of shares of Common Stock subject to the Options that are accepted for exchange and canceled. The information set forth in the Offer to Exchange under "Summary Term Sheet," "Introduction," Section 1 ("Number of Options; Expiration Date"), Section 5 ("Acceptance of Options for Exchange and Issuance of New Options") and Section 8 ("Source and Amount of Consideration; Terms of New Options") is incorporated herein by reference. Option holders who decide to participate in this Offer to Exchange must tender all options, excluding the Bonus Options described below, with an exercise price lower than the exercise price of any tendered options which were granted to you within six months prior to the date upon which the Company accepts your tender of options (currently anticipated to be June 22, 2001).

        In May 2001, the Company granted options to certain employees based on the satisfaction of performance criteria over the first half of the Company's fiscal year (the "Bonus Options"). These Bonus Options will not be eligible for this Offer to Exchange and will be exempt from the requirement that any employee who participates in the Offer to Exchange must tender options with an exercise price lower than the exercise price of any tendered options which were granted within six months prior to the date upon which the Company accepts your tender of options (currently anticipated to be June 22, 2001).

        (c) The information set forth in the Offer to Exchange under Section 7 ("Price Range of Common Stock Underlying the Options") is incorporated herein by reference.

ITEM 3. Identity and Background of Filing Person.

        (a) The information set forth under Item 2(a) above is incorporated herein by reference.

ITEM 4. Terms of the Transaction.

        (a) The information set forth in the Offer to Exchange under "Summary Term Sheet," "Introduction," Section 1 ("Number of Options; Expiration Date"),
Section 3 ("Procedures for Electing to Exchange Options"), Section 4 ("Withdrawal Rights"), Section 5 ("Acceptance of Options for Exchange and Issuance of New Options"), Section 6 ("Conditions of the Offer"), Section 8 ("Source and Amount of Consideration; Terms of New Options"),

Section 11 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer"), Section 12 ("Legal Matters; Regulatory Approvals"),
Section 13 ("Material Federal Income Tax Consequences") and Section 14 ("Extension of Offer; Termination; Amendment") is incorporated herein by reference.

        (b) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

ITEM 5. Past Contacts, Transactions, Negotiations and Arrangements.

        (e) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference. The eGain Communications Corporation Amended and Restated 1998 Stock Option Plan, attached hereto as Exhibit (d)(1) and the Form of Option Agreement attached hereto as Exhibit (d)(2), and the eGain Communications Corporation 2000 Non-Management Stock Option Plan, attached hereto as Exhibit (d)(3) and the Form of Option Agreement attached hereto as Exhibit (d)(4), contain information regarding the subject securities.

ITEM 6. Purposes of the Transaction and Plans or Proposals.

        (a) The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

        (b) The information set forth in the Offer to Exchange under Section 5 ("Acceptance of Options for Exchange and Issuance of New Options") and Section 11 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer") is incorporated herein by reference.

        (c) The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

ITEM 7. Source and Amount of Funds or Other Consideration.

        (a) The information set forth in the Offer to Exchange under Section 8 ("Source and Amount of Consideration; Terms of New Options") and Section 15 ("Fees and Expenses") is incorporated herein by reference.

        (b) The information set forth in the Offer to Exchange under Section 6 ("Conditions of the Offer") is incorporated herein by reference.

        (d)    Not applicable.

ITEM 8. Interest in Securities of the Subject Company.

        (a)    Not applicable.

        (b) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

ITEM 9.  Person/Assets, Retained, Employed, Compensated or Used.

         (a)    Not applicable.

ITEM 10. Financial Statements.

         (a) The information set forth in the Offer to Exchange under Section 9 ("Information Concerning eGain"), Section 16 ("Additional Information"), and on pages 33 through 54 of the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 2000 and filed with the Securities and Exchange Commission on September 28, 2000, and pages 1 through 7 of the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001 and filed with the Securities and Exchange Commission on May 15, 2001, is incorporated herein by reference.

         (b)    Not applicable.

ITEM 11. Additional Information.

         (a) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") and Section 12 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

         (b)    Not applicable.

ITEM 12. Exhibits.

         (a)    (1)     Offer to Exchange, dated May 24, 2001.

                (2)     Form of Election Form.

                (3)     Form of Change in Election Form from Accept to Reject.

                (4)     Form of Change in Election Form from Reject to Accept.

                (5) Email communication to eGain employees dated May 23, 2001.

                (6) eGain Communications Corporation Annual Report on Form 10-K for its fiscal year ended June 30, 2000, filed with the Securities and Exchange Commission on September 28, 2000 and incorporated herein by reference.

                (7) eGain Communications Corporation Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001 and filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.

         (b)     Not applicable.

         (d)     (1)    eGain Amended and Restated Stock Option Plan filed as
Exhibit 10.3 to the Company's Registration Statement on Form S-1 (File No. 333-83439) filed with the Securities and Exchange Commission on July 22, 1999 and subsequently amended, and incorporated herein by reference.

                 (2) Form of Option Agreement pursuant to the eGain Communications Corporation Amended and Restated 1998 Stock Option Plan, filed as
Exhibit 10.3 to the Company's Registration Statement on Form S-1 (File No. 333-83439) filed with the Securities and Exchange Commission on July 22, 1999 and subsequently amended, and incorporated herein by reference.

                 (3) eGain Communications Corporation 2000 Non-Management Stock Option Plan filed as Exhibit 10.11 to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2000 and incorporated herein by reference.

                 (4) Form of Option Agreement pursuant to the eGain Communications Corporation 2000 Non-Management Stock Option Plan filed as
Exhibit 10.11 to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2000 and incorporated herein by reference.

         (g)     Not applicable.

         (h)     Not applicable.


ITEM 13. Information Required by Schedule 13E-3.

         (a)     Not applicable.

                                   SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                    eGAIN COMMUNICATIONS CORPORATION




                                      /s/ Ashutosh Roy
                                    ------------------------------------
                                    Ashutosh Roy
                                    Chief Executive Officer

     Date:  May 24, 2001

                               INDEX TO EXHIBITS

Exhibit
Number                  Description
----------------------  --------------------------------------------------------

(a)(1)                  Offer to Exchange, dated May 24, 2001.

(a)(2)                  Form of Election Form.

(a)(3)                  Form of Change in Election Form from Accept to Reject.

(a)(4)                  Form of Change in Election Form from Reject to Accept.

(a)(5) Email communication to eGain employees dated May 23, 2001.

(a)(6)                  eGain Communications Corporation Annual Report on Form
                        10-K for its fiscal year ended June 30, 2000, filed with the Securities and Exchange Commission on August 25,
                        2000 and incorporated herein by reference.

(a)(7)                  eGain Communications Corporation Quarterly Report on
                        Form 10-Q for its fiscal quarter ended March 31, 2001 and filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.

(d)(1)                  eGain Communications Corporation Amended and Restated
                        1998 Stock Option Plan, filed as Exhibit 10.3 to the
                        Company's Registration Statement on Form S-1 (File No.
                        333-83439) initially filed with the Securities and Exchange Commission on July 22, 1999 and subsequently amended, and incorporated herein by reference.

(d)(2)                  Form of Option Agreement Pursuant to the eGain
                        Communications Corporation Amended and Restated 1998
                        Stock Option Plan, filed as Exhibit 10.3 to the
                        Company's Registration Statement on Form S-1 (File No.
                        333-83439) initially filed with the Securities and Exchange Commission on July 22, 1999 and subsequently amended, and incorporated herein by reference.

(d)(3)                  eGain Communications Corporation 2000 Non-Management
                        Stock Option Plan filed as Exhibit 10.11 to the
                        Company's Annual Report on Form 10-K filed with the
                        Securities and Exchange Commission on September 28, 2000 and incorporated herein by reference.

(d)(4)                  Form of Option Agreement pursuant to the eGain
                        Communications Corporation 2000 Non-Management Stock
                        Option Plan filed as Exhibit 10.11 to the Company's
                        Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2000 and incorporated herein by reference.